Exhibit 10(vi)(f)

2009 Long-Term Incentive Plan
Stock Option Grant Certificate
Subject to the terms and conditions set forth in this Certificate,
Nolan D. Archibald has been awarded an Option to purchase 1,000,000 Shares as follows:
     Grant Date: March 15, 2010
     Expiration Date: March 15, 2020
     Purchase Price Per Share: $57.495
     Vests: March 12, 2013
Stanley Black & Decker, Inc.
As a member of the Stanley Black & Decker team, your skills and contributions are vital to our Company’s and its Shareholders continued success. This award of stock options provides you with the opportunity to earn significant financial rewards for your efforts and contributions to making Stanley Black & Decker the most successful company it can be.
On behalf of the Board of Directors, Congratulations.

John F. Lundgren
Chief Executive Officer Stanley Black & Decker, Inc.

NON-QUALIFIED STOCK OPTION TERMS
This certifies that Stanley Black & Decker, Inc. (the “Company”) has on the Grant Date granted to the Grantee named in this Certificate the option (the “Option”) to purchase, on or before the Expiration Date at the Purchase Price per Share, the Option Shares, which shall be shares of the Common Stock of Stanley Black & Decker, Inc., par value $2.50 per share (the “Common Stock”) all as set forth in this certificate. The Option is granted subject to the following terms and conditions and the terms and conditions of (a) the Executive Chairman Agreement between the Grantee and the Company dated November 2, 2009 (the “Employment Agreement”); and (b) the Company’s 2009 Long Term Incentive Plan, as amended from time to time (the “Plan”).
1. Vesting and Exercisability. The Option will become fully vested and exercisable on (i) March 12, 2013 or (ii) if earlier, upon the occurrence of any of the events that cause the Option to become immediately and fully vested pursuant to Section 3(c)(i) of the Employment Agreement. In addition, 100% of the Option will become vested in the event of the Grantee’s termination of employment due to Retirement. Once vested, the Option may be exercised, from time to time, from the applicable vesting date until the Expiration Date set forth in this certificate. Stock may be purchased hereunder only to the extent that this Option has become vested. If, prior to the vesting date for the Option, the Grantee’s employment with the Company and its Affiliates terminates for any reason other than those described in Section 3(c)(i) of the Employment Agreement or Retirement, the unvested portion of the Option will be forfeited.
2. Process of Exercise. The vested portion of the Option may be exercised, in whole or in part, by written notification to the Company’s Treasurer at the Company’s executive offices in New Britain, Connecticut, or by any other procedure established by the Company from time to time. Such notification shall (i) specify the number of shares with respect to which the Option is being exercised, and (ii) be accompanied by payment for such shares. Such notification shall be effective upon its receipt by the Treasurer or any other party designated by the Treasurer on or before the Expiration Date. The Option may not be exercised with respect to a fractional share or with respect to the lesser of 100 shares or the balance of the shares then covered by the Option. In the event the Expiration Date falls on a day which is not a regular business day at the Company’s executive offices in New Britain, Connecticut, then such written notification must be received at such office on or before the last regular business day prior to the Expiration Date. Payment is to be made by check payable to the order of Stanley Black & Decker, Inc. or by one of the alternative methods of payment described in the Plan and acceptable to the Company’s Compensation and Organization Committee (the “Committee”). No shares shall be issued on exercise of the Option until full payment for such shares has been made and all checks delivered in payment therefor have been collected. The Grantee shall not have any rights of a shareholder upon exercise of the Option, including but not limited to, the right to vote or to receive dividends, until stock certificates have been issued to the Grantee.
3. Tax Withholding; etc. The Company shall not be required to issue any certificate or certificates for shares purchased upon the exercise of any part of the Option prior to (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, (iii) the obtaining of any consent or approval or other clearance from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, and (iv) the payment to the Company, upon its demand, of any amount requested by the Company for withholding federal, state or local income or earnings taxes or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the exercise of the Option or the transfer of such shares. The Option shall be exercised and shares issued only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities laws, and the Grantee shall comply with any requirements imposed by the Committee under such laws. If the Grantee qualifies as an “affiliate” (as that term is defined in Rule 144 (“Rule 144”) promulgated under the Act), upon demand by the Company, the Grantee (or any person acting on his or her behalf) shall deliver to the Treasurer at the time of any exercise of the Option a written representation that upon exercising the Option he or she will acquire shares pursuant to the Plan for his or her own account, that he or she is not taking the shares with a view to distribution and that he or she will dispose of the shares only in compliance with Rule 144.
4. Transferability. Except as otherwise provided in the Plan, the Option is not transferable by the Grantee otherwise than (i) by will or by the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, as defined in the Internal Revenue Code of 1986, as amended (the “Code”), or (iii) following the Grantee’s Retirement, in whole or in part and without payment of consideration, to (a) the Grantee’s spouse, children and grandchildren (an “Immediate Family Member”) or Immediate Family Members, (b) a trust or trusts for the exclusive benefit of Immediate Family Member(s), or (c) a partnership or partnerships in which Immediate Family Member(s) are the only Partner(s). More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. The Company reserves the right to charge administrative fees in respect of such transfers.
5. No Right to Employment. The Option does not confer upon the Grantee any right with respect to continuation of employment with the Company or any Affiliate, and will not interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s employment.
6. Termination of Employment. Notwithstanding any other provisions:
Once vested, the Option shall remain exercisable by the Grantee (or, following the Grantee’s death, the person designated in the Grantee’s last will and testament or if no person is designated, the Grantee’s estate) until the Expiration Date.
Leaves of absence for such periods and purposes conforming to the personnel policy of the Company as may be approved by the Committee shall not be deemed terminations or interruptions of employment.
In the event the Option is exercised by the executors, administrators, legatees or distributees of the estate of the Grantee, the Company shall be under no obligation to issue shares unless the Company is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the Grantee’s estate or the proper legatees or distributees thereof.
7. Adjustments. In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other changes in corporate structure or capitalization affecting the Common Stock, the number of shares remaining to be exercised under the Option and the Purchase Price shall be appropriately adjusted by the Committee in accordance with the terms and provisions of the Plan. If, as a result of any adjustment under this paragraph, the Grantee becomes entitled to a fractional share, he or she shall have the right to purchase only the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.
8. Miscellaneous. All decisions or interpretations of the Committee with respect to any question arising under the Plan or under the Option shall be subject to Section 10 of the Employment Agreement. The waiver by the Company of any provision of the Option shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of the Option. The Option shall be irrevocable and its validity and construction shall be governed by the laws of the State of

Connecticut. The terms and conditions set forth in the Option are subject in all respects to the terms and conditions of the Employment Agreement and the Plan, which shall be controlling. Grantee agrees to execute such other agreements, documents, or assignments as may be necessary or desirable to effect the purposes of the Option.
9. Binding Effect. The grant of this Option shall be binding and effective only if this Certificate is executed by or on behalf of the Company.
10. Capitalized Terms. The term “Retirement” means the Grantee’s termination of employment at or after attaining the age of 55 and completing 10 years of service. The term “Disability” has the meaning set forth in Section 5(a) of the Employment Agreement. All other capitalized terms used in this Certificate which are not defined herein or on the front of this certificate shall have the meanings given them in the Plan unless the context clearly requires otherwise.